Exhibit 99.8

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

In addition to historical information, this discussion and analysis contains forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or similar words. These forward-looking statements are subject to risks and uncertainties, as more particularly set forth in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005, that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

OVERVIEW

We are a real estate investment trust, or REIT, formed under Maryland law. We make investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring interests in real estate. Our principal business objective is to generate income for distribution to our shareholders from a combination of interest and fees on loans, rents and other income from our interests in real estate.

Our revenues increased 9.0% from $26.6 million for the three months ended June 30, 2005 to $29.0 million for the three months ended June 30, 2006, while our net income available to common shareholders increased 9.7% to $18.3 million for the three months ended June 30, 2006 from $16.7 million for the three months ended June 30, 2005. Our revenues increased 16.2% from $50.7 million for the six months ended June 30, 2005 to $58.9 million for the six months ended June 30, 2006, while our net income available to common shareholders increased 10.0% to $36.4 million for the six months ended June 30, 2006 from $33.1 million for the six months ended June 30, 2005. Due to the sale of three consolidated investments in real estate during the second quarter of 2006, our total assets grew only 2.6% to $1.1 billion at June 30, 2006 from $1.0 billion at December 31, 2005. However, our real estate loans, net, grew 21.9% from $714.4 million at December 31, 2005 to $870.9 million at June 30, 2006.

We believe the principal reasons for this growth were:

•	Increased mezzanine and bridge loans— we continued to grow our core business of making mezzanine and bridge loans in 2006. We originated, purchased or acquired $417.0 million, in the aggregate, of mezzanine and bridge loans in the six months ended June 30, 2006 as compared to $227.7 million in the six months ended June 30, 2005.

•	Increased use of leverage — Throughout 2005 and continuing through August 2006 we leveraged our asset base by investing over $375.0 million we have obtained by establishing new sources of debt financing.

We have been seeking to increase the return on our investments in appropriate cases by increasing our use of debt to leverage our investments while seeking to minimize the cost of this debt. While the unsecured line of credit described below under “Liquidity and Capital Resources” has enabled us to borrow increasing amounts at lower interest rates than those available under our secured lines of credit, we have found that the cost of the funds we borrow under all our lines of credit has been increasing as interest rates generally rise. To further reduce our cost of funds, we are exploring ways to use collateralized debt obligations, or CDOs, to finance our investments. CDOs are securities supported by a pool of debt assets. We believe aggregating pools of our investments to support CDOs may enable us to reduce our related cost of funds. We may need to obtain waivers or amendments under, or otherwise replace, our unsecured and secured lines of credit in order to carry out our CDO strategy. We cannot assure you that we will be able to carry out this CDO strategy or that we will be able to achieve our goals with respect to our CDO strategy. As described below under “Liquidity and Capital Resources,” we are in the process of negotiating a warehouse line of credit that we anticipate will provide us with up to $200.0 million of availability in the third quarter of 2006 and enable us to structure a CDO or other securitization thereafter which we believe will lower our borrowing costs. In addition, we believe our ability to carry out this CDO strategy will be enhanced if we are able to consummate the merger described below under “Proposed Merger With Taberna.”

MERGER WITH TABERNA

On December 11, 2006, Taberna Realty Finance Trust (“Taberna”) merged (the “Merger”) with RT Sub Inc. (“RT Sub”), our newly formed subsidiary, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 8, 2006 among us, Taberna and RT Sub. Taberna became our subsidiary. As a result of the Merger, each Taberna common share was converted into the right to receive 0.5389 of a RAIT common share. We issued an aggregate of 23,904,388 RAIT common shares in the Merger and, immediately following the merger, had 52,145,491 common shares outstanding. As a result of the Merger, each share of RT Sub’s series of nonvoting preferred stock was converted into a Taberna preferred share. The assets of Taberna as of December 11, 2006 consisted primarily of investments in securities and security-related receivables and investments in residential mortgages and mortgage-related receivables.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of our liquidity and capital resources from our commencement in January 1998 through June 30, 2006 were our public offerings of common shares, 7.75% Series A cumulative redeemable preferred shares and 8.375% Series B cumulative redeemable preferred shares. After offering costs and underwriting discounts and commissions, these offerings have allowed us to obtain net offering proceeds of $594.2 million. We expect to continue to rely on offerings of our securities as a principal source of our liquidity and capital resources.

We issued 2,760,000 Series A preferred shares in March and April 2004 for net proceeds of $66.6 million. Our Series A preferred shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A preferred shares have no maturity date and we are not required to redeem the Series A preferred shares at any time. We may not redeem the Series A preferred shares before March 19, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after March 19, 2009, we may, at our option, redeem the Series A preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For each of the six month periods ended June 30, 2006 and 2005, we paid dividends on our Series A preferred shares of $2.6 million, in the aggregate.

We issued 2,258,300 Series B preferred shares in October and November 2004 for net proceeds of $54.4 million. Our Series B preferred shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B preferred shares have no maturity date and we are not required to redeem the Series B preferred shares at any time. We may not redeem the Series B preferred shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after October 5, 2009, we may, at our option, redeem the Series B preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For each of the six month periods ended June 30, 2006 and 2005, we paid dividends on our Series B preferred shares of $2.4 million, in the aggregate. Our Series A preferred shares and Series B preferred shares rank on a parity with respect to dividend rights, redemption rights and distributions upon liquidation.

We also maintain liquidity through our unsecured line of credit and our secured lines of credit. At June 30, 2006, our unsecured line of credit provided for $335.0 million of maximum possible borrowings (we have the right to request an increase in the unsecured line of credit of up to an additional $15.0 million, to a maximum of $350.0 million, subject to certain pre-defined requirements) and two secured lines of credit, one of which has $30.0 million of maximum possible borrowings, and the second of which has $50.0 million of maximum possible borrowings.

The following are descriptions of our unsecured and secured lines of credit at June 30, 2006:

UNSECURED LINE OF CREDIT

We are party to a revolving credit agreement that, as of June 30, 2006, provides for a senior unsecured line of credit in an amount up to $335.0 million, with the right to request an increase in the unsecured line of credit of up to a maximum of $350.0 million. Borrowing availability under the unsecured line of credit is based on specified percentages of the value of eligible assets. The unsecured line of credit will terminate on October 24, 2008, unless we extend the term an additional year upon the satisfaction of specified conditions.

Amounts borrowed under the unsecured line of credit bear interest at a rate equal to, at our option:

•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at our option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of:

•	the prime rate of the bank serving as administrative agent or

•	the Federal Funds rate plus 50 basis points, plus an applicable margin of between 0% and 0.35%.

The applicable margin is based on the ratio of our total liabilities to total assets which is calculated on a quarterly basis. We are obligated to pay interest only on the amounts borrowed under the unsecured line of credit until the maturity date of the unsecured line of credit, at which time all principal and any interest remaining unpaid is due. We pay a commitment fee quarterly on the difference between the aggregate amount of the commitments in effect from time to time under the unsecured line of credit and the outstanding balance under the unsecured line of credit. This commitment fee is equal to fifteen basis points (twenty five basis points if this difference is greater than 50% of the amount of the unsecured line of credit) per annum of this difference.

Our ability to borrow under the unsecured line of credit is subject to our ongoing compliance with a number of financial and other covenants, including a covenant that we not pay dividends in excess of 100% of our adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain our status as a real estate investment trust. The unsecured line of credit also contains customary events of default, including a cross default provision. If an event of default occurs, all of our obligations under the unsecured line of credit may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.

At June 30, 2006, we had $267.0 million outstanding under the unsecured line of credit, of which $122.0 million bore interest at 6.95219%, $125.0 million bore interest at 6.73%, and $20.0 million bore interest at 6.77563%. Based upon our eligible assets as of August 7, 2006, we had $30.0 million of availability under the unsecured line of credit.

SECURED LINES OF CREDIT

At June 30, 2006, we had $30.0 million of availability under our $30.0 million line of credit. This line of credit bears interest at either:

•	the 30-day London interbank offered rate, or LIBOR plus 2.5% or

•	the prime rate as published in the “Money Rates” section of The Wall Street Journal, at our election.

Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be repaid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.

At June 30, 2006, we had $37.0 million of availability under our $50.0 million line of credit. In February 2006, the credit line was increased from $25.0 million at December 31, 2005 to $50.0 million. This line of credit bears interest at the 30-day LIBOR plus 2.25%. Absent any renewal, the line of credit will terminate in February 2007 and any principal then outstanding must be paid by February 2008.

Our other sources of liquidity and capital resources include principal payments on, refinancings of, and sales of senior participations in loans in our portfolio as well as refinancings and the proceeds of sales and other dispositions of our interests in real estate. These resources aggregated $240.8 million and $331.8 million for the three and six months ended June 30, 2006, respectively, as compared to $160.0 million and $215.9 million for the three and six months ended June 30, 2005, respectively.

We also receive funds from a combination of interest and fees on our loans, rents and income from our real estate interests and consulting fees. As required by the Internal Revenue Code, we use this income, to the extent of not less than 90% of our taxable income, to pay distributions to our shareholders. The dividend distribution for the quarters ended June 30, 2006 and 2005 (paid on July 17, 2006 and July 15, 2005, respectively), was $17.4 million and $15.6 million, respectively, of which $17.3 million and $15.5 million, respectively, was in cash and $138,700 and $86,700, respectively, was in additional common shares issued through our dividend reinvestment plan. We also paid $5.0 million of dividends, in the aggregate, on our Series A and Series B preferred shares for both six month periods ended June 30, 2006 and 2005. We expect to continue to use funds from these sources to meet these needs.

We use our capital resources principally for originating and purchasing loans and acquiring real estate interests. For the three months ended June 30, 2006, we originated or purchased 23 loans in the aggregate amount of $190.0 million, as compared to ten loans in the aggregate amount of $119.3 million for the three months ended June 30, 2005. For the six months ended June 30, 2006 we originated 46 loans in the aggregate amount of $417.0 million, as compared to 19 loans in the aggregate amount of $227.7 million for the six months ended June 30, 2005.

At June 30, 2006, we had approximately $15.2 million of cash on hand which, when combined with $65.8 million of loan repayments we received through August 7, 2006, and $42.0 million drawn on our lines of credit, provided for $11.5 million of loans originated through August 7, 2006 and to fund our second quarter dividend payments. We anticipate that we will use the remaining $94.2 million to fund investments that we expect to make through August 15, 2006.

We are in the process of negotiating a warehouse line of credit that we anticipate will provide us with up to $200.0 million of availability in the third quarter of 2006. We anticipate that we will use this warehouse line of credit to make investments and then, once we have accumulated a sufficient amount of suitable investments under this warehouse line of credit, structure a CDO or other securitization using these and other of our investments. We anticipate that a CDO or other securitization will lower our borrowing costs with respect to the underlying investments from those related to the warehouse line of credit and therefore increase our return from these investments.

We believe that our anticipated and existing sources of funds will be adequate for purposes of meeting our liquidity and capital needs. We do not currently experience material difficulties in maintaining and accessing these resources. However, we could encounter difficulties in the future, depending upon the development of conditions in the credit markets and the other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005.

We may also seek to develop other sources of capital, including, without limitation, long-term borrowings, offerings of our warrants, issuances of our debt securities and the securitization and sale of pools of our loans. Our ability to meet our long-term, that is, beyond one year, liquidity and capital resources requirements is subject to obtaining additional debt and equity financing. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as our financial performance, compliance with the terms of our existing credit arrangements, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities. In addition, as a REIT, we must distribute at least 90% of our annual taxable income, which limits the amount of cash from operations we can retain to fund our capital needs.

The following schedule summarizes our currently anticipated contractual obligations and commercial commitments as of June 30, 2006:

	PAYMENTS DUE BY PERIOD
CONTRACTUAL OBLIGATIONS	LESS THAN ONE YEAR	ONE TO THREE YEARS	THREE TO FIVE YEARS	MORE THAN FIVE YEARS	TOTAL
Operating leases	$203,044	$790,704	$658,920	$—	$1,652,668
Indebtedness secured by real estate(1)	16,091,777	71,286,124	8,394,421	6,253,409	102,025,731
Secured line of credit	—	13,000,000	—	—	13,000,000
Unsecured line of credit	—	267,000,000	—	—	267,000,000
Deferred compensation(2)	—	1,647,268	—	—	1,647,268

	$16,294,821	$353,724,096	$9,053,341	$6,253,409	$385,325,667

(1)	Indebtedness secured by real estate consists of senior indebtedness relating to loans, and long-term debt secured by consolidated real estate interests, and liabilities underlying a consolidated real estate interest held for sale.

(2)	Represents amounts due to fund our supplemental executive retirement plan or SERP. See note 10 of our consolidated financial statements, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that we believe have had, or are reasonably likely to have, a current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

Refer to our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of our critical accounting policies. During the three and six months ended June 30, 2006, there were no material changes to these policies, except for the update described below.

Reserve for Loan Losses. We had a reserve for loan losses of $226,000 at June 30, 2006 and 2005. This reserve is a general reserve and is not related to any individual loan or to an anticipated loss. In accordance with our policy, we determined that this reserve was adequate as of June 30, 2006, based upon our credit analysis of each of the loans in our portfolio. If that analysis were to change, we may be required to increase our reserve, and such an increase, depending upon the particular circumstances, could be substantial. Any increase in reserves will constitute a charge against income. We will continue to analyze the adequacy of this reserve on a quarterly basis. During the three and six months ended June 30, 2006 and 2005, the loans in our portfolio performed in accordance with their terms.

RESULTS OF OPERATIONS

Interest Income. Interest income is comprised primarily of interest accrued on our loans. In addition, certain of our loans provide for additional interest payable to us based on the operating cash flow or appreciation in value of the underlying real estate. We recognize this additional interest or “accretable yield” over the remaining life of the loan, such that the return yielded by the loan remains at a constant level for its remaining life. Our interest income was $22.5 million for the three months ended June 30, 2006 compared to $19.6 million for the three months ended June 30, 2005. The $2.9 million increase was primarily due to the following:

•	an additional $13.6 million of interest accruing on 98 loans totaling $745.2 million originated between April 1, 2005 and June 30, 2006, partially offset by a $10.0 million reduction of interest due to the repayment of 40 loans totaling $300.8 million during the same period,

•	a decrease of $925,000 in accretable yield included in our interest income from the three months ended June 30, 2005 to the same period in 2006.

Our interest income was $42.0 million for the six months ended June 30, 2006 compared to $38.6 million for the six months ended June 30, 2005. The $3.4 million increase was primarily due to the following:

•	an additional $25.4 million of interest accruing on 105 loans totaling $790.7 million originated between January 1, 2005 and June 30, 2006, partially offset by a $19.5 million reduction of interest due to the repayment of 58 loans totaling $354.0 million during the same period,

•	a decrease of $2.5 million in accretable yield included in our interest income from the six months ended June 30, 2005 to the same period in 2006.

Rental Income. We received rental income of $3.2 million and $6.7 million for the three and six months ended June 30, 2006, respectively, compared to $3.1 million and $6.2 million for the three and six months ended June 30, 2005, respectively. The $600,000 increase from the six months ended June 30, 2005 to the corresponding period in 2006 was primarily the result of one property’s annual reconciliation of amounts due from a major tenant for the portion of property operations expenses for which they are financially responsible, pursuant to their lease.

Fee Income and Other. Revenues generated by our wholly owned subsidiary, RAIT Capital Corp d/b/a Pinnacle Capital Group, are generally reported in this income category. Pinnacle provides, or arranges for another lender to provide, first-lien conduit loans to our borrowers. This service often assists us in offering the borrower a complete financing package, including our mezzanine or bridge financing. Where we have made a bridge loan to a borrower, we may be able to assist our borrower in refinancing our bridge loan, for which we will earn related fee income through Pinnacle. We also include financial consulting fees in this income category. Financial consulting fees are generally negotiated on a transaction by transaction basis and, as a result, the sources of such fees for any particular period are not generally indicative of future sources and amounts. We earned fee and other income of $2.2 million and $7.9 million for the three and six months ended June 30, 2006, respectively, as compared to $2.1 million and $3.0 million earned in the three and six months ended June 30, 2005, respectively. Consulting fees included in fee and other income were $890,000 and $4.5 million for the three and six months ended June 30, 2006, respectively, and were $500,000 for both the three and six months ended June 30, 2005. Revenue generated by Pinnacle included in fee and other income was $1.2 million and $3.2 million for the three and six months ended June 30, 2006, respectively, and was $1.5 million and $2.4 million for the three and six months ended June 30, 2005, respectively. If we implement the CDO strategy referred to above in “Overview”, we anticipate that we will seek to increase fee income resulting from investments intended to support our CDOs, which may shift some income previously characterized as interest income to fee income.

Investment Income. We derived our investment income from the return on our unconsolidated real estate interests. We received investment income of $1.1 million for the three months ended June 30, 2006, compared to $1.7 million for the three months ended June 30, 2005. The $600,000 decrease from the three months ended June 30, 2005 to the corresponding period in 2006 was primarily due to repayment of two unconsolidated real estate interests, in accordance with their agreed upon terms.

We received investment income of $2.3 million for the six months ended June 30, 2006, compared to $2.9 million for the six months ended June 30, 2005. The $600,000 decrease in investment income from the six months ended June 30, 2005 to the corresponding period in 2006 was primarily due to the two repayments described above.

Interest Expense. Interest expense consists of interest payments made on senior indebtedness relating to loans, long term debt secured by consolidated real estate interests and interest payments made on our unsecured and secured lines of credit. We anticipate our interest expense will increase as we increase our use of leverage to enhance our return on our investments. Interest expense was $7.0 million and $12.4 million for the three and six months ended June 30, 2006, respectively as compared to $3.3 million and $4.9 million for the three and six months ended June 30, 2005, respectively. The increases in interest expense from the three and six months ended June 30, 2005 to the corresponding periods in 2006 were attributable to the establishment and utilization of up to $335.0 million in additional borrowing capability from our new unsecured line of credit and $30.0 million in additional long term debt secured by a consolidated real estate interest.

Property Operating Expenses; Depreciation and Amortization. Property operating expenses were $1.7 million for the both the three months ended June 30, 2006 and 2005. Depreciation and amortization was $306,000 for the three months ended June 30, 2006 as compared to $298,000 for the three months ended June 30, 2005. Property operating expenses were $3.6 million for the six months ended June 30, 2006 as compared to $3.5 million for the six months ended June 30, 2005. Depreciation and amortization was $610,000 for the six months ended June 30, 2006 as compared to $591,000 for the six months ended June 30, 2005. Included in property operating expenses are management fees paid to Brandywine Construction & Management, Inc., an affiliate of the spouse of our chairman and chief executive officer, for providing real estate management services for the real estate underlying our real estate interests. Brandywine provided real estate management services to four properties underlying our consolidated real estate interests at both June 30, 2006 and 2005. We paid management fees of $58,000 and $191,000 to Brandywine for the three and six months ended June 30, 2006, respectively. We paid management fees of $115,000 and $270,000 to Brandywine for the three and six months ended June 30, 2005, respectively. In addition, at both June 30, 2006, and 2005, Brandywine provided real estate management services for real estate underlying seven of our unconsolidated real estate interests (whose results of operations are not included in our consolidated financial statements). We anticipate that we will continue to use Brandywine to provide real estate management services.

Salaries and Related Benefits; General and Administrative Expense. Salaries and related benefits were $1.8 million and $3.7 million for the three and six months ended June 30, 2006, respectively, as compared to $1.2 million and $2.5 million for the three and six months ended June 30, 2005, respectively. General and administrative expenses were $892,000 and $1.3 million for the three months ended June 30, 2006 and 2005, respectively. The increase in salaries and related benefits expense was due to increased costs of employee benefits including those of our supplemental executive retirement plan. The decrease in general and administrative expenses for the three months ended June 30, 2005 to the corresponding period in 2006 reflects a timing difference between the six month periods ending June 30, 2006 and 2005, in the recognition of certain expenses in either the first or second quarter of each year. Accordingly, general and administrative expenses are the same for the six month periods ending June 30, 2006 and 2005.

Included in general and administrative expense is rental expense relating to our downtown Philadelphia office space. We sublease these offices pursuant to two operating leases that provide for annual rentals based upon the amount of square footage we occupy. The sub-leases expire in August 2010 and both contain two five-year renewal options. One sub-lease is with The Bancorp, Inc. We paid rent to Bancorp in the amount of $84,000 and $83,000 the three months ended June 30, 2006 and 2005, respectively. We paid rent to Bancorp in the amount of $168,000 and $145,000 the six months ended June 30, 2006 and 2005, respectively. The other sublease is with The Richardson Group, Inc. We paid rent to Richardson in the amount of $11,400 and $11,000 for the three months ended June 30, 2006 and 2005, respectively. We paid rent to Richardson in the amount of $22,800 and $23,000 for the six months ended June 30, 2006 and 2005, respectively. Also included in general and administrative expenses is $15,000 that we paid in both three month periods ended June 30, 2006 and 2005 to Bancorp for technical support services provided to us. Our relationships with Bancorp and Richardson are described in note 12 to our consolidated financial statements.

Non-operating interest income. We derived our non-operating interest income primarily from interest earned on cash held in bank accounts. Our non-operating interest income for the three and six months ended June 30, 2006 were $303,000 and $653,000, respectively. For the three and six months ended June 30, 2005, our non-operating interest income was $139,000 and $234,000, respectively. The increase is primarily due to higher average cash balances and higher average interest rates in 2006 compared to the corresponding periods in 2005.

Gain from discontinued operations. As of October 3, 2005, we classified as “held for sale” one of our consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006 we classified as “held for sale” another consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. As of May 11, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. As of November 7, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 44,517 square foot office building in Rockville, Maryland. The results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”.

The following is a summary of the aggregate results of operations of our investments which were classified as “held for sale” for the three and six months ended June 30, 2006 and 2005, which have been reclassified to discontinued operations in our consolidated statements of income for all periods presented:

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
Rental income	$2,652,687	$4,302,905	$7,096,517	$8,744,846
Less: Operating expenses	1,459,468	2,176,510	3,679,285	4,375,328
Interest expense	678,455	1,071,720	1,729,503	2,139,150
Depreciation and amortization	103,948	769,779	335,370	1,521,378

Income from discontinued operations	$410,816	$284,896	$1,352,359	$708,990

We sold the Philadelphia, Pennsylvania office building in May 2006 for approximately $74.0 million. The Norcross, Georgia shopping center and the Watervliet, New York apartment complex were both sold in June 2006 for $13.0 million and $11.0 million, respectively. We recognized a net gain of $2.8 million on the sale of these interests.

We sold the Rockville, Maryland office building in December 2006 for $13.0 million. We expect to recognize an approximate gain of $1.7 million on the sale of this interest.